UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material under §.240.14a-12

THE RMR GROUP INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TWO NEWTON PLACE

255 WASHINGTON STREET, SUITE 300

NEWTON, MASSACHUSETTS 02458

March 16, 2018

PROXY STATEMENT SUPPLEMENT

2018 Annual Meeting of Shareholders to be held March 28, 2018

The Board of Directors (the “Board”) of The RMR Group Inc., a Maryland corporation (the “Company”), is filing and making this supplement available to the Company’s shareholders in connection with the solicitation by the Board of proxies to be voted at the Company’s Annual Meeting of Shareholders (the “2018 Annual Meeting”) to be held on March 28, 2018. The information in this supplement modifies and supplements some of the information included in our proxy statement for the 2018 Annual Meeting (the “Proxy Statement”).

As we previously reported, Barry M. Portnoy, one of our Managing Directors, died on February 25, 2018. As a result, Mr. Portnoy is no longer standing for re-election as a Managing Director. The Board does not plan to nominate a substitute candidate to stand for election as Managing Director of the Company at the 2018 Annual Meeting. The Board may appoint a new director to the Board to fill the vacancy following the annual meeting in accordance with the Company’s Bylaws or may elect not to fill the vacancy and reduce the size of the Board.

The other agenda items presented in the Proxy Statement are not affected by this Supplement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE 2018 ANNUAL MEETING TO BE HELD ON WEDNESDAY, MARCH 28, 2018.

The Notice of 2018 Annual Meeting, Proxy Statement and Annual Report to Shareholders for the year ended December 31, 2017 are available at www.proxyvote.com.